Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-267258), Form S-8 (File No. 333-269598) and Form S-1 (File No. 333-274079) of Asset Entities Inc. (the “Company”) of our report dated April 1, 2024, relating to the audit of the consolidated balance sheets of the Company and its variable interest entity as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

San Mateo, California	/s/ WWC, P.C.
April 1, 2024	WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171